Exhibit 10.1

EXECUTION VERSION

CONTINGENT VALUE RIGHTS AGREEMENT,

dated as of August 21, 2018,

by and among

A. SCHULMAN, INC.,

as the Company,

solely with respect to Sections 8.03, 8.05 through 8.12, and 8.14,

LYONDELLBASELL INDUSTRIES N.V.,

as Parent,

Joseph M. Gingo,

John K. Broussard, Jr. and

David Leathers,

as

the initial Committee Members,

and

EQUINITI TRUST COMPANY,

as

Paying Agent

i

Schedules

Schedule 1 – Initial Committee Members

Exhibits

Exhibit A – Compensation for Committee Members

Exhibit B – Replacement of Holder Committee Members

Exhibit C – Compensation for Paying Agent

Exhibit D – Sample Calculations

Exhibit E – Terms of Settlement Agreement

INDEX OF DEFINED TERMS

A&M	2.06(a)
Acting Holders	8.02(a)
Advisors	2.02(e)
Affiliate	8.02(b)
Agreement	Preamble
Assignee	8.05
Business Day	8.02(c)
Cash Proceeds	8.02(d)
Citadel	2.02(b)
Citadel Acquisition	8.02(e)
Citadel Litigation	8.02(f)
Citadel SPA	8.02(h)
Claims	2.02(a)
Claims Expenses	8.02(h)
Claims Proceeds	8.02(i)
Code	3.05(c)
Committee	2.01
Committee Member Objection Certificate	5.02(d)
Committee Members	2.01
Company	Preamble
Company Committee Member	2.01
Company Common Stock	1.03(a)
Complaints	8.02(j)
Customer Claims	8.02(k)
CVR	Recitals
CVR Government Action Proceeds	Section 8.02(l)
CVR Litigation Proceeds	8.02(n)
CVR Payment Amount	8.02(n)
CVR Payment Date	8.02(o)
CVR Register	1.03(a)
CVRs	Recitals
Determination Date	5.02(e)
Determinations	5.02(d)
DTC	8.02(p)
Due Cause	8.02(q)
Earnings	8.02(r)
Effective Time	8.02(s)
Equitable Lien	8.02(u)
Escrow Account	Recitals
Escrow Agent	Recitals
Escrow Agreement	Recitals
Escrow Amount	4.01(b)
Escrow Assets	8.02(t)

Final CVR Payment Date	8.02(w)
Final Determination	8.02(x)
Firm	5.02(d)
Firm Expenses	5.02(d)
Floor Amount	8.02(y)
Government Action Proceeds	8.02(y)
Government Actions	2.02(c)
Governmental Authority	8.02(z)
Holder	8.02(aa)
Holder Committee Member	2.01
Indemnity Escrow Funds	8.02(cc)
Independent Committee Member	2.01
Initial Escrow Amount	4.01(b)
Litigation Materials	8.02(cc)
Litigation Proceeds	8.02(dd)
Litigation Proceeds Certificate	5.02(a)
Losses	8.02(ee)
Lucent Acquisition	8.02(ff)
Matrixx Litigation	8.02(gg)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Net Tax Benefit	8.02(ii)
Net Tax Cost	8.02(ii)
Non-Cash Proceeds	8.02(jj)
Notice of Agreement	5.02(b)
Notice of Objection	5.02(b)
Parent	Preamble
Parent Fee	8.02(kk)
Paying Agent	7.01
Paying Agent Agreement	8.02(ll)
Permitted Transfer	1.05
Person	8.02(mm)
Pre-Closing Customer Claims	4.01(b)
Pre-Closing Expenses	4.01(b)
Pursue	8.02(nn)
Pursuit	2.02(a)
Realized Non-Cash Proceeds	8.02(oo)
Resolution	5.02(d)
SPE	8.13
Subsidiary	8.02(pp)
Support	2.02(c)
Surviving Person	6.02(a)(i)
Tax	8.02(qq)
Termination Date	8.01

CONTINGENT VALUE RIGHTS

AGREEMENT (this “Agreement”), dated as of August 21, 2018, by and among A. Schulman, Inc., a Delaware corporation (the “Company”), Joseph M. Gingo, John K. Broussard, Jr. and David Leathers, as the initial Committee Members, and Equiniti Trust Company, as Paying Agent, and solely with respect to Sections 8.03, 8.05 through 8.12, and 8.14, LyondellBasell Industries N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (“Parent”).

WITNESSETH:

WHEREAS, Parent, LYB Americas Holdco Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of February 15, 2018 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, in the Merger, Parent has agreed to provide to the Company’s stockholders the right to receive contingent cash payments, subject to the terms and conditions set forth herein (each right, a “CVR” and collectively, the “CVRs”);

WHEREAS, the Company and the Committee desire the Pursuit of the Claims to be managed, administered and controlled by the Committee and the Company in accordance with this Agreement; and

WHEREAS, the Company and the Committee desire JPMorgan Chase Bank, N.A. (the “Escrow Agent”) to establish an escrow account (the “Escrow Account”) and make payments as directed by the Committee in accordance with this Agreement and that certain escrow agreement, dated as of August 20, 2018, by and between the Company and the Escrow Agent (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company, Parent, the initial Committee Members and the Paying Agent hereby agree as follows:

ARTICLE I

CONTINGENT VALUE RIGHTS

Section 1.01    CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.

Section 1.02    No Certificates. The CVRs shall not be evidenced by a certificate or other instrument.

Section 1.03    Registration by the Paying Agent.

(a)    The Paying Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show (i) with respect to holders of the Company’s shares of common stock, par value $1.00 per share (“Company Common Stock”), who hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares, and (ii) with respect to (A) holders of shares of Company Common Stock who hold such shares in certificated form immediately prior to the Effective Time, upon delivery to the Paying Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal, in accordance with the Merger Agreement, and holders of shares of Company Common Stock who hold such shares in book-entry form through the Company immediately prior to Effective Time, and (B) with respect holders of Company Options, Company RSUs, Company PSUs or Company Restricted Shares, in each case of clauses (A) and (B), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i) and (ii)(A), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The Paying Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Article V below, the Paying Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one (1) lump sum payment to DTC. The Paying Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(b)    Subject to the restrictions on transferability set forth in Section 1.05, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Paying Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Paying Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the CVRs in the CVR Register. The Company and the Paying Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Paying Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Paying Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(c)    A Holder may make a written request to the Paying Agent to change such Holder’s address of record on the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Paying Agent, the Paying Agent shall promptly record the change of address on the CVR Register. The Paying Agent shall provide a copy of the CVR Register to the Company upon request.

Section 1.04    Rights of CVR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity. The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates. The rights of a Holder are limited to those expressed in this Agreement. Notwithstanding anything herein or in the Merger Agreement to the contrary, none of Parent, the Company or any of their respective Subsidiaries or Representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement, the CVRs, the Claims and the Pursuit thereof, the Citadel Acquisition, the Lucent Acquisition or the Government Actions, except to the extent this Agreement expressly requires the payment of any CVR Payment Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement.

Section 1.05    Non-transferability. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer or pursuant to Section 1.06. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 1.05 shall be void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CVR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CVR, including any former street holder of Company Common Stock or any broker, dealer, custodian bank or other nominee of such a street holder to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CVR other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) a transfer of a CVR upon death of a Holder by will or intestacy, (b) a transfer by instrument to an inter vivos or testamentary trust in which the CVR (or any interest therein) is to be passed to beneficiaries upon the death of the trustee, (c) a transfer of a CVR pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation) or (d) a transfer made by operation of law (such as a merger); provided that any such transferred CVR shall remain subject to the terms and conditions of this Agreement, including this Section 1.05.

Section 1.06    Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Such Holder shall notify the Company of such abandonment by providing written notice with respect thereto, which notice shall include the name of such Holder and the number of CVRs such Holder is entitled to and abandoning at such time. The Company shall notify the Paying Agent of such abandonment and provide instructions regarding the abandoned CVRs. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or from acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the

Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article VI and Section 8.05 hereunder and any Holder from whom the Company or any of its Affiliates acquired such CVRs shall have no rights hereunder with respect to such CVRs.

ARTICLE II

CVR COMMITTEE

Section 2.01    Establishment. Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to (i) the establishment of a CVR Committee (the “Committee”), consisting of three (3) members (“Committee Members”) and having the powers, authority and rights set forth in this Agreement, (ii) the appointment of Joseph M. Gingo as the initial Committee Member selected by the Company prior to the Effective Time on behalf of the Holders (the initial “Holder Committee Member”), (iii) the appointment of John K. Broussard, Jr. as the initial Committee Member appointed by the Company (the initial “Company Committee Member”), (iv) the appointment of David Leathers to the Committee, such individual jointly selected by Parent and the Company prior to the Effective Time (the initial “Independent Committee Member”), and (v) the appointment of any successor Committee Member pursuant to Section 2.05.

Section 2.02    Authority.

(a)    The Committee shall have full power and authority, and shall use commercially reasonable efforts, to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue or defend any Claims (as defined below), in whole or in part, on behalf and in the name of the Company, in accordance with the provisions of this Agreement, including by litigation in trial or appellate courts, arbitration, alternative dispute resolution, negotiation, settlement or compromise (collectively, the “Pursuit” of Claims) and, without limiting the generality of the foregoing, the Committee shall have full power and authority to (i) initiate or defend any claims (including determining the timing thereof and the strategy therefor), in each case, arising out of or in connection with the Citadel Acquisition or the Lucent Acquisition against any Person, including claims relating to (A) any potentially available insurance proceeds for such transactions or litigation or (B) any funds recovered or obtained by a Governmental Authority that may be available as restitution, disgorgement or compensation with respect to the Citadel Acquisition or the Lucent Acquisition (any such claims, the “Claims”), (ii) direct and supervise all matters involving litigation of any Claims (including trial strategy and planning, appellate strategy and settlement strategy), (iii) appear before and conduct affairs with arbitrators, mediators and other such professionals on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims, (iv) appear in court and file pleadings and execute any documents on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims and (v) agree to the settlement or compromise of any Claim, subject to the consent right set forth in Section 3.04. Each Committee Member acknowledges that the Company has negotiated material terms of a settlement agreement with the defendants in the Citadel Litigation, which terms are set forth in Exhibit E hereto, and the Committee Members shall work to finalize a settlement containing such material terms, subject to acting reasonably to finalize the settlement agreement relating thereto; provided that the Committee may modify or supplement any of the terms of such settlement agreement if the Committee reasonably determines that it is in the best interests of the Holders.

(b)    The Committee shall have reasonable access to, and control over, the attorney-client privilege or attorney work-product doctrine that belongs to the Company, HGGC Plastics Holdings, Inc. (“Citadel”), The Matrixx Group, Incorporated, LPI Holding Company or Lucent Polymers, Inc. to the extent necessary to carry out any of the Committee’s duties or obligations.

(c)    The Committee shall have full power and authority to support, participate in, cooperate with, seek recourse, restitution or disgorgement in respect of (collectively, “Support”) all matters involving and in connection with any investigation by, or action initiated by, any Governmental Authority arising out of, relating to or in connection with the Citadel Acquisition or the Lucent Acquisition (collectively, the “Government Actions”).

(d)    The Committee shall have full power and authority to withdraw all or part of any Claims and shall terminate the Pursuit thereof at any time after the aggregate amount of unpaid Claims Expenses (as defined below) exceeds the amount remaining in the Escrow Account or if the Committee reasonably determines that the aggregate amount of unpaid Claims Expenses together with the Claims Expenses reasonably expected to be incurred are reasonably likely to exceed the amount remaining in the Escrow Account and the Litigation Proceeds and Government Action Proceeds reasonably likely to still be collected. The Committee shall consider in good faith any request by any Committee Member to take action pursuant to this Section 2.02(d).

(e)    The Committee shall have full power and authority to retain advisors, including counsel, accountants, financial advisors, experts, consultants, investigators and other agents (collectively, “Advisors”), in connection with the Pursuit of Claims, the Support of Government Actions or the withdrawal or termination thereof and to advise the Committee Members with respect to the rights and obligations of the parties under this Agreement, including such power and authority to (i) direct and supervise all such Advisors and (ii) determine the amount and method of compensation to be paid to such Advisors (including the settlement of any disputes regarding such compensation).

(f)    The Committee shall have full power and authority to take such action as reasonably necessary or appropriate to enforce the obligations of Parent (under Section 8.14) and of the Company under this Agreement, including the right to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. If a court of competent jurisdiction renders a final non-appealable judgment against Parent or the Company in respect of any suit brought by the Committee to enforce the obligations of Parent or the Company under this Agreement, then Parent or the Company, as applicable, agrees to pay all legal fees and expenses that the Committee may reasonably incur (which may include any reasonable contingency fees) as a result of any litigation commenced by the Committee regarding the validity or enforceability of, or liability under, any provision of this Agreement binding upon Parent or the Company. Notwithstanding any other provision in this Agreement, legal fees and expenses paid by Parent or the Company pursuant to this Section 2.02(f) shall not be considered Claims Expenses for purposes of this Agreement.

(g)    The Committee shall use reasonable best efforts, including consulting with its Tax advisors, to (i) structure the settlement or other disposition of any Claim in a tax-efficient manner that minimizes the Net Tax Cost associated with the receipt of Litigation Proceeds or Government Action Proceeds, as applicable, and (ii) treat the payment of any CVR Payment Amount as not subject to any deduction or withholding (including by taking such position in any relevant tax proceeding), unless withholding is otherwise required pursuant to a Final Determination or a change in applicable Tax Law after the date hereof. To the extent permitted by applicable law, (A) the Company shall, and shall cause any of its Affiliates to, report, for purposes of any Tax return, the receipt of Litigation Proceeds or Government Action Proceeds as a tax-free adjustment to the purchase price of the LPI Holding Company shares or Citadel shares, as applicable, and (B) the Company shall not take any position inconsistent with the reporting described in clause (A) of this sentence for any applicable Tax purposes. For the avoidance of doubt, any disputes as to whether the receipt of Litigation Proceeds or Government Action Proceeds, as applicable, are properly treated as a tax-free adjustment to the purchase price of the LPI Holding Company shares or Citadel shares, as applicable, shall be resolved by the Firm in accordance with the procedures set forth in Section 5.02(d).

Section 2.03    Actions. Except as otherwise provided herein, the Committee may act only with the concurrence of a majority of the Committee Members; provided, however, that the Committee may, by resolution adopted by a majority of the Committee Members, designate a Chairman or other Committee Member to act as the administrative Committee Member and delegate to the Chairman or such other Committee Member such authority as the Committee may determine; provided, further, that, notwithstanding anything to the contrary herein, the Committee may not take any of the following actions without the prior approval of the Company Committee Member (not to be unreasonably withheld, conditioned or delayed with respect to clause (c) below): (a) incurring any Claims Expenses in excess of the value of the assets deposited in the Escrow Account; (b) in the event of an assignment of Claims to an SPE as potentially contemplated in Section 8.13, initiating or pursuing any such Claims in the name of the Company; and (c) taking any action that would reasonably be expected to adversely impact the business, reputation or commercial relationships of the Company, Parent or their respective Affiliates in any material way; provided that this limitation does not apply to arguments that (i) have already been made to the court in prior pleadings, submissions or hearings in the Citadel Litigation or Matrixx Litigation, or (ii) relate to legacy Lucent products or the pre-acquisition business or conduct of Citadel or Lucent. For the avoidance of doubt, nothing in this Section 2.03 prevents the Committee from determining to terminate this Agreement pursuant to Section 8.01 or taking any other action that it is expressly permitted to take pursuant to this Agreement.

Section 2.04    Compensation. Each Holder Committee Member and Independent Committee Member shall be entitled to compensation for service as a Committee Member as set forth in Exhibit A hereto.

Section 2.05    Replacement of Committee Members.

(a)    Each Committee Member may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)    The Company has the right to remove the Company Committee Member at any time by a board resolution specifying a date when such removal will take effect. Acting Holders have the right to remove the Holder Committee Member at any time for Due Cause by written consent or board resolution, as applicable, specifying a date when such removal will take effect. Notice of such removal will be given by the Company to the Company Committee Member or the Holder Committee Member. The Holder Committee Member and the Company Committee Member, acting together, shall have the right to remove the Independent Committee Member at any time by providing written notice to the Independent Committee Member and specifying a date when such removal will take effect.

(c)    If the Company Committee Member shall resign, be removed or become incapable of acting, the Company shall promptly appoint a qualified successor Company Committee Member, which may be an officer of the Company or Parent; provided, however, that if a successor Company Committee Member is not appointed by the Company, the vacated Company Committee Member position shall remain vacant until such time as the Company appoints a successor Company Committee Member to such position. If the Holder Committee Member shall resign, be removed, or become incapable of acting, a successor Holder Committee Member shall be appointed in accordance with Exhibit B hereto. If the Independent Committee Member shall resign, be removed, or become incapable of acting, his or her successor shall be appointed by the current Committee Members within thirty (30) days of such resignation, removal or incapacitation. If, within sixty (60) days after such resignation, removal or incapacitation, a successor Independent Committee Member shall not have been appointed, any Holder may, on behalf of himself, herself or itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Independent Committee Member. The successor Committee Member so appointed shall under the provisions of this Section 2.05(c), forthwith upon his or her acceptance of such appointment in accordance with this Section 2.05(c), become a successor Committee Member.

(d)    Every successor appointed under this Section 2.05 shall execute, acknowledge and deliver to the Company and the Paying Agent an instrument accepting such appointment and a joinder to this Agreement, and thereupon such successor shall be vested with the same powers, rights, duties and responsibilities as if he or she had been originally named as the Committee Member such successor is succeeding without further act or deed.

(e)    Any Committee Member may also be a Holder or an officer, director, employee or Affiliate of a Holder and in such case will continue to have all the rights of a Holder to the same extent as if he or she were not a Committee Member.

(f)    The Company will give notice of each resignation and each removal of a Committee Member and each appointment of a successor Committee Member by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the

CVR Register. Each notice will include the name and corporate mailing address of the successor Committee Member. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Committee Member in accordance with Section 2.05(d), the successor Committee Member will cause the notice to be mailed at the expense of the Company.

Section 2.06    Liability; Indemnification.

(a)    Each Committee Member undertakes to perform only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against any Committee Member. No Committee Member nor, solely with respect to David Leather’s conduct hereunder, and only for so long as David Leathers serves as a Committee Member, his employer Alvarez and Marsal Disputes and Investigations, LLC (“A&M”), shall be liable, responsible or accountable in damages or otherwise for any Loss (including Losses that are costs and expenses of defense of claims, as incurred) incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, Support of any Government Action or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member. Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to release and forever discharge each Committee Member from and against any and all liabilities, responsibilities and claims for damages or otherwise for any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member.

(b)    The Company shall indemnify and hold harmless, and provide customary insurance to, each Committee Member and, solely with respect to David Leathers’ conduct hereunder, and only for so long as David Leathers serves as a Committee Member, his employer A&M, against any Loss incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, Support of any Government Action or any decision, action or failure to act, except to the extent of such Committee Member’s willful misconduct, bad faith or gross negligence. The parties acknowledge that the initial insurance policy being entered into at the time of execution of this Agreement contains customary terms. The Company shall advance payments in connection with its indemnification obligations under this Section 2.06(b) upon request of any Committee Member; provided that such Committee Member shall have delivered to the Company a written undertaking to repay any amount advanced to the extent that such Loss was the result of the bad faith, gross negligence or willful misconduct of such Committee Member. The rights of each Committee Member under this Section 2.06(b) are in addition to, and not in substitution for, any other rights to which such Committee Member may be entitled, whether pursuant to law, contract or otherwise. These rights are intended to benefit, and shall be enforceable by, each Committee Member. The obligations of the Company under this Section 2.06(b) shall not be terminated or modified in such a manner as to adversely affect the rights of any Committee Member without the consent of such Committee Member and shall survive the termination of this Agreement and the removal or resignation of any Committee Member.

ARTICLE III

CERTAIN COVENANTS

Section 3.01    Cooperation. (a) The Company shall use commercially reasonable efforts to (i) provide the Committee and its Advisors with access reasonably necessary to Pursue the Claims and to Support the Government Actions, at normal business hours and upon reasonable notice, to the Company’s books and records (including electronic and archived documents and Litigation Materials) and the Company’s facilities and to current employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation, and (ii) generally provide support, and make its and its Subsidiaries’ employees and Advisors reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Claims and Support the Government Actions; provided that, in the case of each of clauses (i) and (ii) above, (A) the Company only shall be required to provide such access and make its and its Subsidiaries’ employees and Advisors available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (B) the Company may withhold access from the Committee to the extent that the Company is aware that (x) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such access), (y) providing such access would result in a loss of attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to allow such access (or access to a portion thereof) in a manner that does not result in a loss of such privilege), or (z) providing such access would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such access in a manner that does not violate such applicable Law). The Company shall cooperate and render assistance in obtaining such access as reasonably necessary to Pursue the Claims and Support the Government Actions to former employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation; provided that (I) the Company only shall be required to provide such cooperation and assistance to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (II) the Company shall have no obligation to cooperate or render such assistance to the extent that the Company reasonably believes (1) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such cooperation or assistance (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such cooperation or assistance), (2) providing such cooperation or assistance would result in a loss of attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance (or as much of it as possible) in a manner that does not result in a loss of such privilege), or (3) providing such cooperation or assistance would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance in a manner that does not violate such applicable Law). Reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company or its Subsidiaries (but in no event any compensation expenses of current employees of the Company or its Subsidiaries) in connection with the Committee’s access to them shall be reimbursed as Claims Expenses. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the request of the Committee.

(b)    The Company shall (i) maintain in place any litigation document retention policies that exist as of the Effective Time and (ii) implement and maintain new litigation document retention policies as are reasonably necessary to Pursue the Claims or Support the Government Actions; provided that in the case of implementing and maintaining any such new policies, they shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

Section 3.02     Powers-of-Attorney. The Company shall execute and deliver to the Committee a power-of-attorney in form reasonably satisfactory to the Committee to enable the Committee to file pleadings and execute any documents on behalf of the Company necessary or appropriate to enable the Committee to prosecute any Claim and to settle or compromise any Claim Pursued by the Committee in accordance with this Agreement, in each case, in the name of the Company.

Section 3.03    Pursuit of Claims and Support of Government Actions. The Company and its Affiliates shall not disclose any non-public information with respect to any Claims or Government Actions to any third parties except (i) to the Committee and its Advisors, (ii) to Advisors of the Company and its Affiliates who are advised of the confidential nature of such information and the restrictions set forth in this Section 3.03 in respect of such non-public information, (iii) to the extent such disclosure is required by, or pursuant to an agreement with, any Governmental Authority or applicable Law or (iv) to the extent such information becomes part of the public domain without breach of this Section 3.03 by the Company or any of its Affiliates.

Section 3.04    Settlements. No settlement or compromise of any Claim Pursued by the Committee shall require any consent or action by the Company, Parent or their respective Affiliates, unless such settlement or compromise would (i) require the payment by the Company of any amount in cash in excess of the remaining amount in the Escrow Account (provided that in the event a settlement requires cash payments by the Company and there are sufficient funds in the Escrow Account, such amounts shall promptly be paid to the Company from the Escrow Account), (ii) create a material ongoing obligation of the Company, Parent or their respective Affiliates (other than execution of a customary release), or (iii) include a materially adverse admission of fact regarding the Company and its Affiliates (outside of any admissions included as of the date hereof in the court proceedings or pleadings relating to the Citadel Litigation or the Matrixx Litigation). If the consent of the Company shall be so required, such consent, including any release by the Company or its Affiliates as may be required by the other party to such settlement or compromise in connection with such settlement or compromise, shall not be unreasonably withheld, delayed or conditioned.

Section 3.05    Information.

(a)    Until all of the Claims and Government Actions have been completed, cancelled, settled or are final and not subject to further judicial review (by appeal or otherwise), the Company shall receive, by the last Business Day of each fiscal quarter of the Company

(unless significant activity, in the reasonable judgment of the Committee, occurs during such quarter, in which case monthly reports shall be provided during such time), a report from the Committee describing the status of the Claims, which report shall describe, in summary fashion, the total Claims Expenses incurred through the date of such report, the status of all pending court proceedings related to the Claims, whether any new claims or proceedings have been brought by Committee related to the Claims, the status of any counterclaims brought by the defendants related to the Claims, the status of any settlement negotiations among the Committee and the defendants with respect to the Claims, and any material updates with respect to the Government Actions, to the extent then known.

(b)    The Company shall promptly notify the Committee of any information, documentation, or updates (unless immaterial) that it and/or any of its Affiliates receives or is made aware of in respect of the Claims or Government Actions; provided that the Committee has not also received, or been made aware of, such information, documentation or updates.

(c)    The Committee shall promptly provide the Company with information to the extent reasonably requested in connection with reports, forms, notifications, applications, Tax returns and other documents to be filed with the Internal Revenue Service or other applicable foreign, federal and state governmental agencies in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or foreign Tax law.

(d)    The Committee shall promptly notify the Company of any material change in the Pursuit of Claims or in the status of any Government Action, to the extent then known.

ARTICLE IV

ESCROW ACCOUNT; CONTRIBUTION

Section 4.01    Escrow Account.

(a)    Substantially simultaneously with the execution and delivery of this Agreement, the Escrow Agent shall establish the Escrow Account to hold all funds accepted or held by the Escrow Agent pursuant to the Escrow Agreement. The Company shall ensure (by giving appropriate instructions to the Escrow Agent) that no funds shall be released from the Escrow Account, except in accordance with this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, (i) except for the contribution of the Initial Escrow Amount pursuant to Section 4.01(b), and the contribution of CVR Litigation Proceeds and CVR Government Action Proceeds pursuant to Section 4.01(c), the Company shall have no obligation under this Agreement or the Escrow Agreement to make any other payment to the Escrow Account, and (ii) the Company shall have no obligation under this Agreement or the Escrow Agreement to (A) make any payment to any CVR Holder or (B) incur any expenses payable to third parties that are not reimbursable Claims Expenses pursuant to this Agreement.

(b)    Substantially simultaneously with the execution and delivery of this Agreement and the Escrow Agreement, the Company shall deliver, or cause to be delivered, to the Escrow Agent for deposit into the Escrow Account, an amount in cash equal to (i) $15 million minus (ii) the Pre-Closing Expenses (as defined below) minus (iii) Pre-Closing Customer

Claims (as defined below) plus (iv) the amount of any CVR Litigation Proceeds and CVR Government Action Proceeds received after the date of the Merger Agreement and before the date hereof (the “Escrow Amount”). The amount equal to (i) $15 million minus (ii) the Claims Expenses paid by the Company after the date of the Merger Agreement and before the date hereof (the “Pre-Closing Expenses”) minus (iii) any Customer Claims (as defined below) paid after the date of the Merger Agreement and before the date hereof (the “Pre-Closing Customer Claims”) shall be referred to as the “Initial Escrow Amount”.

(c)    Promptly upon (and in no event later than five (5) Business Days after) each receipt thereof, the Company shall deliver, or cause to be delivered, an amount in cash equal to the CVR Litigation Proceeds or the CVR Government Action Proceeds, as applicable, into the Escrow Account; provided that Litigation Proceeds that are not CVR Litigation Proceeds and Government Action Proceeds that are not CVR Government Action Proceeds shall be retained by the Company and the CVR Holders shall not have any rights with respect to such retained proceeds.

Section 4.02    Investment. If at any time the Committee deems it necessary that some or all of the investments constituting Escrow Assets or Earnings be redeemed or sold in order to raise cash proceeds necessary to comply with the provisions of this Agreement or the Escrow Agreement, as applicable, the Committee shall direct the Company, in writing, to direct the Escrow Agent to effect such redemption or sale, in such manner and at such time as the Committee directs.

Section 4.03    Claims Expenses. All Claims Expenses and Customer Claims, any payments due to the Company with respect to the Net Tax Cost arising from the receipt of the CVR Litigation Proceeds and/or the CVR Government Action Proceeds (with any Net Tax Benefit computed (i) only taking into account amounts that are deductible by the Company or any of its Affiliates in the taxable year that the CVR Litigation Proceeds and/or the CVR Government Action Proceeds are received or any preceding taxable year and (ii) without duplication for any Net Tax Benefits previously taken into account in determining the Net Tax Cost arising from the receipt of any other CVR Litigation Proceeds and/or CVR Government Action Proceeds) and any other amount payable to the Company hereunder shall be paid out from the Escrow Assets promptly, but no later than thirty (30) days, after submission of a reasonably detailed invoice, together with reasonable supporting documentation, to each of the Committee Members (assuming there are no reasonable objections from a majority of the Committee Members). The Committee Members shall confirm in writing that a majority of them have no reasonable objections (or provide any such objections) within fifteen (15) days of receipt. If there is no such reasonable objection, the Company shall instruct the Escrow Agent to cause the amounts described in the foregoing sentence to be paid by wire transfer to an account designated by the Company.

Section 4.04    Parent Fee. The Parent Fee shall be paid out from the Escrow Assets promptly, but no later than thirty (30) days, after submission of a reasonably detailed invoice to each of the Committee Members (assuming there are no reasonable objections from a majority of the Committee Members). The Committee Members shall confirm in writing that a majority of them have no reasonable objections (or provide any such objections) within fifteen (15) days of receipt. If there is no such reasonable objection, the Company shall instruct the Escrow Agent to cause the amounts described in the foregoing sentence to be paid by wire transfer to an account designated by the Company.

Section 4.05    Tax Treatment of Escrow. The Company shall be treated as the owner of the Escrow Account for applicable Tax purposes.

ARTICLE V

PAYMENT PROCEDURES

Section 5.01    Payment of CVR Payment Amount.

(a)    On each CVR Payment Date, the applicable CVR Payment Amount shall be paid to the CVR Holders and the CVR Holders shall be entitled to receive their pro rata share of the CVR Payment Amount; provided that payments shall be made to the CVR Holders only after any amounts payable from the Escrow Account that are due to the Company under this Agreement (including, without limitation, Section 4.03) have first been paid to the Company; provided, further, that, except as expressly provided in the definition of CVR Payment Date, prior to the Final CVR Payment Date no payments shall be made to the CVR Holders unless an amount that is equal or greater than the Floor Amount is retained in the Escrow Account. The Paying Agent shall pay the applicable CVR Payment Amount to each Holder (i) by check mailed to the address of such Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date or (ii) if such Holder is due a CVR Payment Amount in excess of $1,000,000 and has provided the Paying Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to the account specified in such instructions. In the case of CVRs to be issued upon conversion of Company Convertible Special Stock outstanding on the relevant CVR Payment Date, the CVR Payment Amount in respect of such CVRs shall remain in the Escrow Account and be paid out following the conversion of such Company Convertible Special Stock. If the total CVR Payment Amount to be distributed to the CVR Holders pursuant to this Section 5.01 exceeds the value of the assets deposited in the Escrow Account as of the applicable CVR Payment Date, the CVR Payment Amount shall be equal to the value of the assets deposited in the Escrow Account; provided that, notwithstanding anything herein to the contrary, in no event shall any CVR Holder have any right to any assets of the Company or any of its Affiliates other than the Escrow Assets. Any Escrow Assets that remain undistributed to the CVR Holders one (1) year after the Final CVR Payment Date shall be delivered to the Company and the Company shall be permitted to direct the Escrow Agent to deliver such Escrow Assets to the Company, and upon demand, any CVR Holders who have not theretofore received cash in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any Escrow Assets that remain unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto. Thereafter, the Company shall be responsible for compliance with unclaimed property obligations.

(b)    For the avoidance of doubt, in accordance with the definition of CVR Payment Amount, 85% of the resulting amount of (A) Litigation Proceeds plus Government Action Proceeds less (B) the deductions set forth in clauses (ii) through (vi) of such definition shall be for the benefit of the CVR Holders, and 15% of such resulting amount shall be for the benefit of the Company (except with respect to the first $38.5 million in Litigation Proceeds and Government Action Proceeds, which, less the Claims Expenses and Customer Claims, will be 100% for the benefit of the CVR Holders). The CVR Payment Amount is intended to be paid (x) within five (5) business days following the date of receipt of all or any portion of the Equitable Lien or the Indemnity Escrow Fund (unless such amount was received prior to the date hereof, in which case payment shall be made within five (5) business days of the date hereof), (y) within five (5) business days following the Determination Date (defined below) relating to each time the aggregate amount of CVR Litigation Proceeds plus CVR Government Action Proceeds (including any received after the date of the Merger Agreement and prior to the date hereof) minus the Floor Amount equals at least $30 million (in accordance with the definition of CVR Payment Date) and (z) to the extent any funds remain in the Escrow Account, on the Final CVR Payment Date. Sample calculations of CVR Payment Amounts, with assumptions regarding payment timing, are set forth in Exhibit D hereto.

Section 5.02    CVR Payment Amount.

(a)    As promptly as practicable, but no later than sixty (60) days (i) following each receipt by the Company or its affiliates of at least $30 million in CVR Litigation Proceeds or CVR Government Action Proceeds and (ii) prior to the date set forth in Final CVR Payment Date, the Company shall deliver to the Committee a certificate (the “Litigation Proceeds Certificate”) setting forth in reasonable detail (A) the amount of any Cash Proceeds received by the Company or its Affiliates, if any, (B) a description in reasonable detail of Non-Cash Proceeds received by the Company or its Affiliates, if any, (C) the fair market value of any Non-Cash Proceeds and the methodology used, and calculations made, to determine such fair market value, (D) an itemized list in reasonable detail of the Claims Expenses, Customer Claims, Parent Fee and Firm Expenses, (E) a calculation of the Net Tax Cost, (F) a calculation of the CVR Payment Amount, and (G) any assumptions underlying the determination of any item used in making such calculations. The Company shall deliver to the Committee any financial or other documentation reasonably necessary to sufficiently support such calculations, the Claims Expenses, Customer Claims, Parent Fee and Firm Expenses.

(b)    Within thirty (30) days of delivery of the Litigation Proceeds Certificate, the Holder Committee Member or the Independent Committee Member shall give written notice to the Company and each other Committee Member specifying whether he or she agrees with or objects to (a “Notice of Agreement” and a “Notice of Objection,” respectively) the Litigation Proceeds Certificate and the CVR Payment Amount calculation.

(c)    If the Holder Committee Member or the Independent Committee Member does not deliver a Notice of Agreement or a Notice of Objection with respect to the Litigation Proceeds Certificate within the thirty-day (30-day) period described above, such Committee Member shall be deemed to have delivered a Notice of Agreement with respect to the Litigation Proceeds Certificate, and the CVR Payment Amount set forth in the Litigation Proceeds Certificate shall be deemed final.

(d)    If the Holder Committee Member or the Independent Committee Member delivers a Notice of Objection, such Holder Committee Member or Independent Committee Member shall as promptly as practicable following delivery of such Notice of Objection deliver to the Company a certificate (a “Committee Member Objection Certificate”) setting forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including the fair market value of any Non-Cash Proceeds (collectively, the “Determinations”), that such Committee Member has to the applicable Litigation Proceeds Certificate. The Committee Members shall try to resolve any objections among themselves within thirty (30) days following receipt of a Committee Member Objection Certificate. If they are unable to resolve such objection, the Committee Members shall submit the portions of the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to an independent public accounting firm of national standing that shall have expertise in the valuation of assets and properties and U.S. federal income taxation (if the dispute relates to the calculation of the Net Tax Cost) (the “Firm”). The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct in all material respects (the “Resolution”). If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and such Holder Committee Member or Independent Committee Member shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate. If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect (whether or not material), the Firm’s resulting calculation of the CVR Payment Amount shall be binding on all parties hereto. All costs and expenses billed by the Firm in connection with the performance of its duties described herein (“Firm Expenses”) shall be paid from the Escrow Account, unless the Company’s determination of the CVR Payment Amount is less than 85% of the CVR Payment Amount determined by the Firm, in which case the Company shall pay 100% of the Firm Expenses and such amount shall not be considered a Claims Expense.

(e)    The date on which the amount of the CVR Payment Amount is finally determined pursuant to this Section 5.02 is referred to as the “Determination Date.”

Section 5.03    Payments on CVRs.

(a)    The determination by the Company and the Committee of any CVR Payment Amount pursuant to the procedures set forth in Section 5.02, absent a mathematical error, shall be final and binding on the Company and each Holder. Upon such determination, the Company shall provide the Escrow Agent instructions in accordance with the Escrow Agreement to transfer funds to the Paying Agent to enable the Paying Agent to pay out the applicable CVR Payment Amount; provided that, with respect to CVRs granted in respect of Company Options, Company RSUs, Company PSUs or Company Restricted Shares, the Company shall provide the Escrow Agent instructions in accordance with the Escrow Agreement to transfer funds to the Company to enable the Company to pay out the applicable portion of the CVR Payment Amount to the holders of such CVRs through the payroll of the Company. The Company shall not provide any instructions to the Escrow Agent without first following the procedures for approval of the Committee Members set forth in this Agreement (including Sections 4.03, 4.04, 5.01 and 5.02). With respect to matters that are not addressed by this Agreement that will involve payment from the Escrow Account, the Company shall act only after providing written notice to each of the Committee Members, and obtaining the written consent of a majority of the Committee Members. For the avoidance of doubt, the Company shall only provide instructions to the Escrow Agent that are in accordance with any final determination of payments made by the CVR Committee in accordance with this Agreement.

(b)    Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

(c)    The Paying Agent shall deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, however, that, other than to the extent treated as compensation to recipients of Company Option Consideration, the Paying Agent shall not be permitted to deduct or withhold with respect to the payment of any CVR Payment Amount (and no amount shall be included in the definition of Claims Expenses in respect of any deduction or withholding Tax) unless otherwise required pursuant to (i) a Final Determination or (ii) a change in applicable Tax Law after the date hereof. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority in each case in compliance with the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company or the Holder in respect of which such deduction and withholding was made. To the extent any amounts are deducted or withheld not in compliance with this Section 5.03(c) (which, for the avoidance of doubt, shall exclude any deduction or withholding required pursuant to a Final Determination or a change in applicable Tax Law after the date hereof), the sum payable to the person with respect to whom such deduction or withholding was made shall be increased as necessary so that after any such deductions or withholding (including any deductions or withholding applicable to such additional sums payable) such person receives an amount equal to the sum it would have received had no such deductions or withholding been made.

ARTICLE VI

AMENDMENTS; CONSOLIDATION

Section 6.01    Amendments.

(a)    Without the consent of any Holders, the Company and the Committee, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)    to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii)    to evidence the succession of another Person as a successor Paying Agent or a successor Escrow Agent and the assumption by any such successor of the covenants and obligations of such Paying Agent or the Escrow Agent, as applicable; provided that such succession and assumption is in accordance with the terms of this Agreement and the Escrow Agreement;

(iii)    to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Committee shall consider to be for the protection of Holders; provided that, in each case, such addition shall not adversely affect the rights of any Committee Member or any Holder;

(iv)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such cured, corrected, supplemented or other provision shall not adversely affect the rights of any Committee Member or any Holder;

(v)    as may be necessary or appropriate, to ensure that the CVRs are not subject to registration under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(vi)    any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)    Acting Holders, the Company and the Committee may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, if such addition, elimination or change is in any way adverse to the rights of the Holders. It shall not be necessary for any written consent of any Holders under this Section 6.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c)    Promptly after the execution of any amendment pursuant to the provisions of this Section 6.01, the Company and the Committee shall deliver to the Paying Agent a notice thereof setting forth in general terms the substance of such amendment, and the Paying Agent shall mail by first-class mail, postage prepaid, such notice to the Holders at their addresses as they shall appear on the CVR Register.

(d)    Upon the execution of any amendment in accordance with this Section 6.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(e)    The Paying Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith and that it will be valid and binding upon the Company and the Committee in accordance with its terms.

Section 6.02    Company May Consolidate, etc.

(a)    After the Effective Time, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties to any Person, unless:

(i)    the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall, by a supplemental contingent value rights agreement or other acknowledgment (i) executed and delivered to the Committee or (ii) pursuant to a provision in an agreement between the Company and the Surviving Person to which the Committee is a third-party beneficiary, expressly assume the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein; and

(ii)    the Company has delivered to the Committee an officers’ certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)    Upon any consolidation of or merger by the Company with or into any other Person in accordance with Section 6.02(a), the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs.

(c)    The provisions of this Section 6.02 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons should any transaction result in multiple Surviving Persons.

ARTICLE VII

PAYING AGENT

Section 7.01    Appointment of Paying Agent. The Company and the Committee hereby appoint Equiniti Trust Company as the paying agent (the “Paying Agent”) to act in accordance with the instructions set forth in this Agreement, and the Paying Agent hereby accepts such appointment.

Section 7.02    Certain Rights of the Paying Agent.

(a)    The Paying Agent may consult at any time with legal counsel satisfactory to it, and the Paying Agent shall incur no liability or responsibility to the Company or to the Committee in respect of any action taken or not taken in connection with this Agreement, except to the extent of its gross negligence or willful misconduct.

(b)    Whenever in the performance of its duties under this Agreement the Paying Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company or the Committee prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Secretary of the Company, in the case of the Company, or (ii) a majority of the Committee Members, in the case of the Committee, and delivered to the Paying Agent; and such certificate shall be full authorization to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)    The Company agrees to (i) pay the Paying Agent compensation for all services rendered by the Paying Agent as set forth in Exhibit C, (ii) reimburse the Paying Agent for all reasonable and documented expenses, Taxes (other than income Taxes) and governmental charges and other reasonable and documented charges of any kind and nature incurred by the Paying Agent (including reasonable and documented out-of-pocket fees and expenses of one (1) counsel for the Paying Agent) in the performance of its duties under this Agreement and (iii) indemnify the Paying Agent for, and hold the Paying Agent harmless against, any loss, liability, claim, demands, suits or expense to the extent arising out of or in connection with the Paying Agent’s duties under this Agreement, except to the extent resulting from the Paying Agent’s gross negligence or willful misconduct. The obligations of the Company under this Section 7.02(c) shall survive the termination of this Agreement.

(d)    The Paying Agent will not incur any liability or responsibility to the Committee or the Company for any action taken in reliance on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 7.03    Designation; Removal; Successor Paying Agent.

(a)    The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Company and the Committee specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Paying Agent has been appointed. The Company and the Committee acting jointly have the right to remove the Paying Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Paying Agent has been appointed. Notice of such removal will be given by the Company and the Committee to the Paying Agent, which notice will be sent at least sixty (60) days prior to the date so specified. The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Company and the Committee specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified, upon a material breach of a representation, covenant or term of this Agreement by the other party, including, but not limited to, the non-payment of any fees then due and owing which is not cured within a period not to exceed thirty (30) days after the receipt of written notice of such breach.

(b)    If the Paying Agent shall resign, is removed pursuant to Section 7.03(a) or shall otherwise become incapable of acting, the Company and the Committee shall jointly appoint a successor to the Paying Agent.    If the Company and the Committee shall fail to make such appointment within a period of thirty (30) days after such removal or after the Company and the Committee have been notified in writing of such resignation or incapacity by the resigning or incapacitated Paying Agent or by any Holder (whose name shall appear on the CVR Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Paying Agent. Any successor Paying Agent, whether appointed by the Company and the Committee or by such a court, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(c)    After appointment, the successor Paying Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Paying Agent without further act or deed, but the former Paying Agent shall deliver and transfer to the successor Paying Agent any property at the time held by it hereunder (including, but not limited to, all records of Claims Expense disbursements, the CVR Register and all computer files and other information related to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In addition, the former Paying Agent shall provide reasonable assistance to the successor Paying Agent with regard to transferring the CVR Register and related files to such successor Paying Agent.

(d)    In the event of such resignation or removal, the successor Paying Agent shall mail by first-class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Paying Agent.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Termination. This Agreement shall be terminated without further action of any parties hereto and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the payment of all CVR Payment Amounts required to be paid under the terms of this Agreement, (ii) the determination made in good faith by the Committee that no CVR Payment Amounts (or no further CVR Payment Amounts) are required to be paid under the terms of this Agreement, (iii) a determination made in good faith by the Committee that the aggregate amount of unpaid Claims Expenses exceeds the amount remaining in the Escrow Account, or that the aggregate amount of unpaid Claims Expenses together with the Claims Expenses reasonably expected to be incurred are reasonably likely to exceed the amount remaining in the Escrow Account and the Litigation Proceeds and Government Action Proceeds reasonably likely to still be collected and (iv) the fifth (5th) anniversary of the date hereof; provided that if the Committee determines that collection of additional proceeds on or after the fifth anniversary of the date hereof is reasonably likely, then the Committee may determine in good faith to extend such date (and the Final CVR Payment Date) by up to six (6) months (such date that is the earliest to occur of the foregoing (including any extension pursuant to clause (iv)) is referred to as the “Termination Date”). Thereafter, the Company shall be responsible for compliance with unclaimed property obligations.

Section 8.02    Certain Definitions. Terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. In addition, for purposes of this Agreement:

(a)    “Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

(b)    “Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c)    “Business Day” means any day except for (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

(d)    “Cash Proceeds” means all cash compensation, payments, penalties, interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Claims or the Government Actions, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement or other proceeds or other monies, including in the form of restitution or disgorgement, that may be received by the Company or any of its Affiliates (including the Merger Sub or Parent following the Effective Time) as a result of the Citadel Acquisition or the Lucent Acquisition, excluding proceeds or monies received in the ordinary course of Citadel’s business.

(e)    “Citadel Acquisition” means the transaction pursuant to the Citadel SPA, and any subsequent events and claims by the Company and its Affiliates related thereto.

(f)    “Citadel Litigation” means the lawsuit entitled A. SCHULMAN, INC., HGGC CITADEL PLASTICS HOLDINGS, INC., and LUCENT POLYMERS INC., V. CITADEL PLASTICS HOLDINGS, LLC, HUNTSMAN GAY CAPITAL PARTNERS FUND, L.P., HUNTSMAN GAY CAPITAL PARTNERS PARALLEL FUND A, L.P., HUNTSMAN GAY CAPITAL PARTNERS PARALLEL FUND B, L.P., HGIP ASSOCIATES, L.P., HGIP TRUST ASSOCIATES, L.P., HG AFFILIATE INVESTORS, L.P., HGCP, L.P., CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP, CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP, CB PARALLEL FUND VII, LIMITED PARTNERSHIP, CB OFFSHORE EQUITY FUND VII, L.P., CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP, KEVIN ANDREWS, MICHAEL W. HUFF, JASON JIMERSON, MATTHEW D. MCDONALD, and MARIO SANDOVAL (Case No. 12459-VCL).

(g)    “Citadel SPA” means the Stock Purchase Agreement, dated as of March 15, 2015, by and among the Company, Citadel, Citadel Plastics Holdings, LLC (in its capacity as the representative of the holders of securities of Citadel) and certain other individual persons thereto, consummated on June 1, 2015, pursuant to which the Company acquired all of the issued and outstanding shares of Citadel for $801.6 million.

(h)    “Claims Expenses” means, without duplication, the sum of all documented out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred or accrued after February 15, 2018 by the Company and its Affiliates in prosecuting and settling the Claims (including defending against any counterclaims), including amounts paid or payable in settlement or in judgment of any counterclaims against the Company and excluding any payment of Firm Expenses. “Claims Expenses” shall also include all fees, costs, expenses, obligations and liabilities of every nature or description incurred, directly or indirectly, by the Committee or any Committee Member in connection with carrying out the Committee’s powers and duties under this Agreement or applicable law, including (i) all costs and expenses of Pursuing any Claims or Supporting any Government Actions, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Committee’s access to them pursuant to Section 3.01(a), (ii) all compensation and reimbursements of the Paying Agent, the Escrow Agent and Committee Members, (iii) all compensation paid to any Holder Committee Member or Independent Committee Member pursuant to Section 2.04, (iv) all costs and expenses of indemnifying the Paying Agent, the Escrow Agent or the Committee Members pursuant to this Agreement or the Escrow Agreement or otherwise prosecuting or defending any other litigation or involving the Committee or this Agreement, and (v) all compensation and reimbursements of the accounting firm referred to in the definition of “Customer Claims.” “Claims Expenses” shall also include all Losses indemnified pursuant to Section 2.06(b) (including amounts advanced pursuant to the second sentence thereof) and payments made or advanced pursuant to Sections 7.02.

(i)    “Claims Proceeds” means Litigation Proceeds and Government Action Proceeds, collectively.

(j)    “Complaints” means the verified complaints submitted by the Company against the defendants in the Citadel Litigation on June 15, 2016 and the defendants in the Matrixx Litigation on November 22, 2016, together with all amendments thereto.

(k)    “Customer Claims” means any amounts, actually paid by the Company or its Affiliates to third parties in respect of valid claims by customers of Citadel, Lucent or their respective affiliates, arising out of or in connection with the Citadel Litigation, the Matrixx Litigation and any of the matters that are referred to in the Complaints; provided, however, that to the extent third-party claims have been paid prior to February 15, 2018, such third-party claims shall not constitute Customer Claims; provided, further, that a claim shall not be considered a Customer Claim unless (i) the Company has established a reserve with respect to such Customer Claim in accordance with GAAP applied in accordance with past practices of the Company or (ii) an accounting firm reasonably and mutually acceptable to both the Company and the Committee has validated such claim as a valid claim, the treatment of which is consistent with past practices of the Company (as of the date of the Merger Agreement), and the amount considered a Customer Claim shall not exceed the amount reserved by the Company or so validated by such accounting firm, it being understood that all fees and expenses of such accounting firm shall be “Claims Expenses” and shall promptly be paid from the Escrow Account.

(l)    “CVR Government Action Proceeds” means an amount equal to 85% of all Government Action Proceeds; provided that for the first $38.5 million of all Claims Proceeds received by the Company after February 15, 2018, the reference to “85%” shall be replaced with “100%.”

(m)    “CVR Litigation Proceeds” means an amount equal to 85% of all Litigation Proceeds; provided that for the first $38.5 million of all Claims Proceeds received by the Company after February 15, 2018, the reference to “85%” shall be replaced with “100%.”

(n)    “CVR Payment Amount” means, on the applicable CVR Payment Date, an amount of cash (if positive) equal to the (i) the sum of the aggregate amount of the CVR Litigation Proceeds and/or of the CVR Government Action Proceeds (less any CVR Litigation Proceeds or CVR Government Action Proceeds that have been distributed to CVR Holders prior to such CVR Payment Date), as applicable, actually received by the Company or its Affiliates, (ii) minus the Net Tax Cost, (iii) minus 85% of the Claims Expenses, (iv) minus 85% of the amount of the Parent Fee unpaid and accrued as of the CVR Payment Date, (v) minus an amount equal to 85% of the Customer Claims, (vi) minus 85% of the Firm Expenses (if any) (in each case for the items in clauses (ii) through (vi), without double counting any particular cost, fee, expense or claim, and only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V); provided, however, that in calculating the CVR Payment Amount in respect of any CVR Payment Date prior to the Final CVR Payment Date, the calculation of such CVR Payment Amount shall reflect reasonable estimates as of such CVR Payment Date, prepared by the Committee, of expected amounts of the items set forth in clauses (iii) through (vi) above through the Final CVR Payment Date. The pro rata share of each CVR Payment Amount due to each Holder shall be determined by dividing the CVR Payment Amount by the sum of (A) the total number of CVRs outstanding on the CVR Payment Date, (B) the total number of CVRs acquired by the Company or its Affiliates pursuant to Section 1.06 and (C) the total number of CVRs that would be distributed to holders of shares of Company Convertible Special Stock that is outstanding on the CVR Payment Date, assuming conversion of such shares of Company Convertible Special Stock to shares of Company Common Stock. Notwithstanding the foregoing, with respect to the first $38.5 million of all Claims Proceeds received by the Company, only the actual Claims Expenses incurred or accrued up to the fifth day preceding the relevant CVR Payment Date (only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V), and only the actual Customer Claims incurred or reserved for or validated (as contemplated in the definition of Customer Claims) up to the fifth day preceding the relevant CVR Payment Date (only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V) shall be deducted in the calculation of the CVR Payment Amount.

(o)    “CVR Payment Date” means the fifth (5th) Business Day following the Determination Date if Litigation Proceeds or the Government Action Proceeds are actually received; provided that a CVR Payment Date shall only occur if (and no payment to CVR

Holders shall be made unless) (i) the aggregate amount of such CVR Litigation Proceeds or CVR Government Action Proceeds, less (ii) the Floor Amount, equals at least $30 million (without counting any such CVR Litigation Proceeds or CVR Government Action Proceeds previously included in a calculation of a CVR Payment Amount that resulted in a payment to CVR Holders pursuant to Article V); provided, further, that notwithstanding the foregoing, if the Company receives all or any portion of the Equitable Lien or the Indemnity Escrow Funds prior to the date hereof and such amounts or proceeds are placed into the Escrow Account, then the CVR Payment Date for such funds shall mean the fifth (5th) Business Day following the date hereof, and if Equitable Lien or the Indemnity Escrow Funds are received after the date hereof, then the CVR Payment Date for such funds shall mean the fifth (5th) Business Day following receipt, in each case, without regard to the $30 million minimum in the fifth line of this definition.

(p)    “DTC” means The Depository Trust Company or any successor thereto.

(q)    “Due Cause” means the occurrence of any of the following events:

(i)    breach of a Committee Member’s obligations under his or her services agreement relating to this Agreement;

(ii)    a Committee Member’s neglect of, intentional misconduct in connection with the performance of, or refusal to perform such Committee Member’s duties in accordance with Article II of this Agreement, which, in the case of neglect or refusal to perform, has not been cured to the Company’s good faith satisfaction within thirty (30) days after such Committee Member has been provided written notice of the same;

(iii)    a Committee Member’s engagement in any conduct that injures the integrity, character or reputation of the Company or that impugns such Committee Member’s own integrity, character or reputation so as to cause that Committee Member to be unfit to act in the capacity of a Committee Member;

(iv)    a good faith determination by the Board of Directors of the Company or Parent, as applicable, that a Committee Member has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company; or

(v)    a good faith determination by the Board of Directors of the Company or Parent, as applicable, that the Committee Member has a material conflict of interest with the Company or Parent that could reasonably be expected to adversely impact his or her services as a Committee Member.

(r)    “Earnings” means all interest or income derived from the investment of Escrow Assets, including from the investment and reinvestment of any such interest or income earned on such amounts.

(s)    “Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(t)    “Equitable Lien” means the equitable lien, in the amount of $7.5 million, over all pre-closing tax refunds paid by the Company to Citadel Plastics Holdings, LLC under the Citadel SPA until resolution of certain litigation, which was established pursuant to the stipulated order entered into by the Delaware Chancery Court.

(u)    “Escrow Assets” means (i) the Escrow Amount, (ii) the Claims Proceeds, (iii) any investments purchased with Escrow Assets, (iv) any assets otherwise deposited in the Escrow Account and (v) all proceeds of each of the foregoing, including Earnings.

(v)    “Final CVR Payment Date” means the Termination Date; provided that if a Holder Committee Member or Independent Committee Member delivers a Notice of Objection, the “Final CVR Payment Date” means the date that is thirty (30) days after the Resolution by the Committee or the Firm (as applicable) in accordance with Section 5.02.

(w)    “Final Determination” means, with respect to a CVR Payment Amount, the final resolution of a liability for any Tax with respect to such amount:

(i)    by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement shall not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the applicable Governmental Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);

(ii)    by a decision, judgment, decree, or other order of a court of competent jurisdiction that is or has become final and unappealable;

(iii)    by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; or

(iv)    by a final settlement resulting from a treaty-based competent authority determination.

(x)    “Floor Amount” means the greater of (i) the Initial Escrow Amount and (ii) the amount of unpaid existing expenses as of the date of determination plus the amount, as determined in good faith by the Committee, reasonably necessary to pay all estimated future expenses in connection with the Pursuit of Claims and Support of Government Actions from the date of determination until the likely Termination Date (as reasonably estimated by the Committee).

(y)    “Government Action Proceeds” means the aggregate amount of any and all Cash Proceeds and Realized Non-Cash Proceeds actually received by the Company or any of its Affiliates as restitution, disgorgement, compensation or other payment in connection with any Government Action.

(z)    “Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(aa)    “Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

(bb)    “Indemnity Escrow Funds” means the amount remaining in the indemnity escrow account established in connection with the Citadel SPA.

(cc)    “Litigation Materials” means all documents, data, and records (including electronic and archived documents and files) within the Company’s possession, custody or control, or within the possession, custody or control of any of its Advisors, to the extent relating to its Pursuit of Claims and Support of Government Actions. “Litigation Materials” include, but are not limited to: (i) all documents that have been collected and preserved during factual investigation and preparation for litigation, (ii) all documents prepared in connection with the Pursuit of Claims and Support of Government Actions, (iii) all documents produced to or received from defendants and third parties during civil discovery, (iv) all documents produced to any Government Authority during its investigation and pursuit of any Government Action and (v) any other discovery materials such as documents, deposition testimony, deposition exhibits, deposition transcripts, written discovery requests, interrogatory responses, responses to requests for admission and responses to requests for documents, and any other information or material produced, given, or exchanged including any information contained therein or derived therefrom. Any materials prepared by the Company’s Advisors on its behalf in connection with the Company’s Pursuit of Claims and Support of Government Actions are also “Litigation Materials.”

(dd)    “Litigation Proceeds” means the aggregate amount of any and all Cash Proceeds and Realized Non-Cash Proceeds actually received by the Company or any of its Affiliates.

(ee)    “Losses” means, with respect to any Person, any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses (including losses of profit), damages, liabilities, costs and expenses incurred by such Person, including interest, penalties, fines, judgments, awards and reasonable fees of Advisors.

(ff)    “Lucent Acquisition” means the transaction at or around December 6, 2013 pursuant to which The Matrixx Group, Incorporated acquired LPI Holding Company in accordance with an Agreement and Plan of Merger by and among The Matrixx Group, Incorporated, LPI Merger Sub, Inc., LPI Holding Company, River Associates Investments, LLC and other holders of securities of LPI Holding Company.

(gg)    “Matrixx Litigation” means the lawsuit entitled THE MATRIXX GROUP, INC., and LUCENT POLYMERS INC., V. RIVER ASSOCIATES INVESTMENTS, LLC, RIVER IV, L.P., HIAWASSEE RIVER, L.P., RIVER KO, L.P., RIVER V, L.P., TELLICO RIVER, L.P., NORTHSTAR MEZZANINE PARTNERS IV L.P., JASON P. JIMERSON, KEVIN R. KUHNASH, CHRISTOPHER R. POLLOCK, TRACY J. RIPPLE, MARK A. SCHLACHTER and ERIC STOCKTON (Case No. 12934-VCL).

(hh)    “Net Tax Benefit” means, to the extent permitted as a deduction or other reduction to the amount included in the gross income of the Company or any of its Affiliates for applicable Tax purposes, in each case in any taxable period in which (i) the relevant Litigation Proceeds or Government Action Proceeds are received, (ii) the CVR Payment Amount is paid pursuant to Article V, or (iii) in any preceding taxable period, the amounts described in clauses (A)(iii) through (A)(vi) of the definition of CVR Payment Amount.

(ii)    “Net Tax Cost” means, with respect to the receipt of the CVR Litigation Proceeds or the CVR Government Action Proceeds at any time, an amount equal to (A) the excess, if any, of (i) the product of (x) the CVR Litigation Proceeds and/or the CVR Government Action Proceeds, as applicable, multiplied by (y) the ratio of the amount of the Litigation Proceeds and the Government Action Proceeds that is currently includible in the gross income of the Company or any of its Affiliates for U.S. federal income tax purposes to the aggregate amount of the Litigation Proceeds and the Government Action Proceeds received by the Company, over (ii) the Net Tax Benefit; multiplied by (B) twenty percent (20%).

(jj)    “Non-Cash Proceeds” means all non-cash compensation, payments, penalties, interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Claims or the Government Actions, whether such compensation, penalties, interest or other damages are recovered in connection with a final non-appealable judgment or in settlement or other proceeds or other monies, including in the form of restitution or disgorgement, that may be received by the Company or any of its Affiliates (including the Merger Sub or Parent following the Effective Time) as a result of the Citadel Acquisition or Lucent Acquisition, excluding proceeds or monies received in the ordinary course of Citadel’s business.

(kk)    “Parent Fee” means an amount equal to the product of (i) the total number of hours (documented to the reasonable satisfaction of the Committee) spent by employees of the Company or its Subsidiaries (excluding any Committee Members), following the Effective Time, in complying with the Company’s obligations under Article III and (ii) $50.

(ll)    “Paying Agent Agreement” means the Paying Agent Agreement, dated as of August 21, 2018, by and between Parent and the Paying Agent.

(mm)    “Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government, or any agency or political subdivision thereof.

(nn)    “Pursue” shall be construed to have the same meaning as the term “Pursuit.”

(oo)    “Realized Non-Cash Proceeds” means (i) all cash proceeds received in respect of Non-Cash Proceeds, net of direct expenses incurred in converting such Non-Cash Proceeds to cash and (ii) the fair market value (as determined pursuant to Section 5.02(a)) of any Non-Cash Proceeds that would not reasonably be expected to be realized by receipt of cash in the foreseeable future.

(pp)    “Subsidiary,” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

(qq)    “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature, however denominated, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

Section 8.03    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.03) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to the Effective Time:

A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Attention:	Andrean R. Horton, Chief Legal Officer
Email:	andrean.horton@aschulman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Paul Schnell, Esq.
Marie Gibson, Esq.
Email:	paul.schnell@skadden.com
marie.gibson@skadden.com

If to the Company after the Effective Time:

Parent or the Surviving Corporation
c/o Lyondell Chemical Company
1221 McKinney Street, Suite 300
Houston, Texas 77010
Attention:	Stephen Doktycz
Jeffrey Kaplan
Email:	Steve.Doktycz@lyondellbasell.com
Jeffrey.Kaplan@lyondellbasell.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.
Email:	George.Casey@Shearman.com
HSchiwek@Shearman.com

If to the Committee or any Committee Member, to it, him or her, initially at:

Joseph M. Gingo
520 Arbor Falls Drive
Wadsworth, Ohio 44281
Email:	joe.m.gingo@gmail.com

John K. Broussard, Jr.
c/o Lyondell Chemical Company
1221 McKinney Street, Suite 300
Houston, Texas 77010
Email:	john.broussardjr@lyb.com

David Leathers
c/o Alvarez and Marsal Disputes and Investigations, LLC
700 Louisiana Street, Suite 3300
Houston, Texas 77002
Email:	dleathers@alvarezandmarsal.com

If to the Paying Agent:

EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120-4101
Attention:	Account Management Team
Email:	wfssaccountmanagement@wellsfargo.com

Section 8.04    Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 8.05    Assignment. The Company may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party hereto, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case, provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 8.05, the Company (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of the Company hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the successors of the Company and each Assignee. Each of the successors of the Company and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Paying Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company. The Paying Agent may not assign this Agreement without the Company’s written consent; provided that the Paying Agent may cause any of its obligations hereunder with respect to the Escrow Account to be performed by any Affiliate engaged in the business of performing escrow services that is reasonably acceptable to the Company and the Committee; provided, further, that no such delegation shall relieve the Paying Agent from any of its obligations hereunder. Any attempted assignment of this Agreement or any such rights in violation of this Section 8.05 shall be void and of no effect.

Section 8.06    Interpretation.

(a)    Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b)    Dollars. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)    Articles, Sections and Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    Include. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)    Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)    Persons. References to a person are also to its permitted successors and assigns.

Section 8.07    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, or such party waives its rights under this Section 8.07 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.08    Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each party and delivered to the other parties.

Section 8.09    Third-Party Beneficiaries. Nothing in this Agreement, express or implied, will give to any Person (other than the Paying Agent, Parent, Parent’s successors, the Company, the Company’s successors, Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement.

Section 8.10    Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the parties hereto unconditionally consent and submit. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such claim in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such claim brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.03 shall be effective service of process for any claim brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts; provided, however, that all provisions regarding the rights, duties and obligations of the Paying Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

Section 8.11    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12    Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein), the Paying Agent Agreement and the Escrow Agreement contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 8.13    Special Purpose Entity. Within reasonable time after the execution of this Agreement (not to exceed six (6) months), the Company and Parent shall evaluate in good faith whether it is feasible, in a manner that will not adversely affect CVR Holders, and legally permissible to (a) form an entity (an “SPE”), (b) assign to such SPE (i) all Claims, (ii) all rights of the Company arising out of or in connection with the Claims (including the right to receive Claims Proceeds and the right to any Net Tax Benefit) and (iii) all Contracts with Advisors in connection with the Claims and Government Actions, and (c) if such actions are deemed feasible and legally permissible, to make appropriate changes (reasonably agreed upon by Parent and the Company) to the CVR Agreement.

Section 8.14    Parent Obligations. Parent shall cause the Company to comply with its obligations under the penultimate sentence of Section 1.03(b); Sections 2.02(f) and 2.02(g); the third sentence of Section 2.05(b); Sections 2.05(f), 2.06(b), 3.01, 3.02, and 3.03; the last sentence of Section 3.04; Section 3.05(b); the second sentence of Section 4.01(a); Sections 4.01(b) and 4.01(c); the last sentence of Section 4.03; Sections 5.01, 5.02, 5.03(a), 6.01(c), 6.02, and 7.02(c); and the first sentence of Section 7.03(b). Except as set forth in the foregoing sentence, Parent shall have no obligation or liability under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

A. SCHULMAN, INC.

By:	/s/ Joseph M. Gingo
Name:	Joseph M. Gingo
Title:	Chief Executive Officer and President

Joseph M. Gingo, as an initial Committee Member

/s/ Joseph M. Gingo

John K. Broussard, Jr., as an initial Committee Member

/s/ John K. Broussard

David Leathers, as an initial Committee Member

/s/ David Leathers

Equiniti Trust Company, as Paying Agent

/s/ Susan J. Roeder
Name: Susan J. Roeder Title: Assistant Secretary

[Signature Page to the CVR Agreement]

Solely with respect to Sections 8.03, 8.05 through 8.12, and 8.14:

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Bhavesh V. Patel
Name: Bhavesh V. Patel
Title: Chief Executive Officer

[Signature Page to the CVR Agreement]

Schedule 1 – Initial Committee Members

Joseph M. Gingo

John K. Broussard, Jr.

David Leathers